Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

To whom It May Concern:
                                                       January 17, 2000

         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 17, 2000 on the Financial Statements of Lazzara Financial Asset Recovery, Inc., as of December 31, 1999 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Barry L. Friedman
Certified Public Accountant